Exhibit 99

For immediate release:	Media Contact:
August 22, 2007	Ray Kerins
(212) 733-9203
Investor Development
Suzanne Harnett
(212) 733-8009

PFIZER NAMES FRANK A. D'AMELIO CHIEF FINANCIAL OFFICER
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Brings Extensive Operating and Financial Experience in Global
Companies Undergoing Rapid Change

NEW YORK, August 22 -- Pfizer today announced that Frank A. D'Amelio, a senior executive with almost three decades of extensive operating and financial experience at AT&T, Lucent Technologies and Alcatel-Lucent, including serving as both chief operating officer and chief financial officer at Lucent, will become Pfizer's Senior Vice President and Chief Financial Officer effective in mid-September.

Mr. D'Amelio, who is currently Senior Executive Vice President, Integration and Chief Administrative Officer at Alcatel-Lucent, will join Pfizer's Executive Leadership Team and report to Pfizer Chairman and Chief Executive Officer Jeff Kindler. He will have responsibility for all aspects of the company's finances, including treasury, tax, the controller's division and investor development. He succeeds Alan Levin, whose resignation from Pfizer was announced in May.

"We are very pleased that an executive with Frank's skills, integrity, global experience and proven leadership is joining our management team," said Mr. Kindler. "Through almost three decades at AT&T, Lucent and Alcatel-Lucent in both operating and financial roles, Frank was a senior executive in global companies undergoing the kind of rapid and complex changes we have undertaken at Pfizer in response to our own rapidly changing markets.

"He drove product innovations and strong performance in the operating units he led before assuming the role of Lucent's Executive Vice President, Administration and Chief Financial Officer in May 2001, which was early in a period of fundamental change in the global technology markets. Over the next five years he played a crucial role in recapitalizing and restructuring the company, culminating in the 2006 Alcatel-Lucent merger, where he has led the global integration of the two companies. He has extensive knowledge of the capital markets as well as broad experience working with the investment community, regulatory bodies and rating agencies. As CFO, Frank will lead an accomplished team in our Finance division, and I am confident he will bring valuable new perspectives to our business and financial strategies as we continue to respond aggressively to our challenges and opportunities and work to enhance the value of Pfizer."

Mr. D'Amelio said, "I am delighted to join Pfizer, a company with outstanding management, great people and what I truly believe is a very promising future in the forefront of medical innovation. In just a short period of time, Jeff has demonstrated strong leadership in setting a course for Pfizer to change the way it does business, so that it will be in the best possible position to take advantage of growing global demand for high-quality healthcare. Together with my finance colleagues, we'll work hard to ensure that all aspects of Pfizer's global financial strategy and operations help to advance these critical business imperatives.

"Pfizer is in the business of saving lives through innovative medicines. I can't think of a more important mission, and I look forward to working with my new colleagues and everyone on the management team as we develop and execute plans to enhance Pfizer's competitive advantages and its long-term shareholder value."

Mr. Kindler added, "Our Vice Chairman, David Shedlarz, will work closely with Frank, and I know Frank will benefit from David's perspective on all aspects of our business."

Mr. Shedlarz leads Pfizer's strategic planning and business development, as well as animal health, manufacturing, information technology, internal audit, operations/facilities and procurement.

"Together with Jeff and our entire team, I am committed to ensuring that we execute on our immediate business priorities as well as our new strategy for business development," said Mr. Shedlarz. "Frank is a strong addition to our team and brings a diverse set of skills in global finance and multinational operations that I am sure will be of great value to Pfizer. We know what we need to do to improve our performance and capitalize on the many opportunities we see to drive innovation in healthcare across our global markets."

Mr. D'Amelio began his career in 1979 at AT&T Bell Labs, where he held a variety of financial, accounting and general management positions. Before moving into an operations role at Lucent, Frank was Vice President and Chief Financial Officer of Lucent's Network Systems Business. When Lucent was created in 1996, he helped establish the financial structure of the new company and was part of the road show team that met with investors around the world during Lucent's initial public offering. Prior to being named Executive Vice President, Administration and CFO of Lucent in May 2001, Frank was Group President of Lucent's Switching Solutions Group, where he led the manufacturing, research and development, marketing and product management of Lucent's switching, access and applications software businesses, a multi-billion dollar global business.

As Lucent's Executive Vice President Administration and Chief Financial Officer from 2001 to 2006, Mr. D'Amelio was responsible for executive management and oversight of all financial, accounting, human resources, law, labor relations and real estate operations of the company. In early 2006 he was appointed Lucent's Chief Operating Officer, responsible for leading the operations of the business including sales, the product groups, the services business, the supply chain, IT operations and labor relations. After Lucent announced its merger with Alcatel later in 2006, Mr. D'Amelio was appointed Senior Executive Vice President, Integration and Chief Administrative Officer.

Mr. D'Amelio is a member of the Board of Directors of Humana, Inc. He holds a bachelor's degree in accounting from St. Peter's College and an MBA in finance from St. John's University.

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